Exhibit 10.5

AMENDED AND RESTATED

SHARED SERVICES AGREEMENT

This Amended and Restated Shared Services Agreement is made and entered into as of the Effective Time (as defined below) by and between Chesapeake Energy Corporation, an Oklahoma corporation (“CHK”), Chesapeake Midstream GP, L.L.C., a Delaware limited liability company (the “General Partner”), GIP-A Holding (CHK), L.P., a Texas limited liability company (“Buyer A”), GIP-B Holding (CHK), L.P., a Texas limited liability company (“Buyer B”), GIP-C Holding (CHK), L.P., a Texas limited liability company (“Buyer C” and, together with Buyer A and Buyer B, “GIP” or the “Buyers”), and, for the limited purpose described in Section 4.15 below, Chesapeake MLP Operating, L.L.C., formerly known as Chesapeake Midstream Partners, L.L.C., a Delaware limited liability company (the “Company”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, CHK currently employs John M. Stice (“Executive”) pursuant to the terms of that certain Amended and Restated Employment Agreement between CHK and Executive effective as of November 10, 2008, as amended effective September 30, 2009, and as further amended as of the Effective Time (the “Employment Agreement”);

WHEREAS, the Parties (other than the General Partner) previously entered into a Shared Services Agreement effective as of September 30, 2009 (such agreement, the “Original Agreement” and such date, the “Original Effective Date”), through which they established (i) the respective rights of each such Party to direct, supervise and control the Executive and (ii) the allocation of the costs and expenses associated with the sharing of Executive’s services among the Company and CHK;

WHEREAS, they desire to amend and restate the Original Agreement, and include the General Partner as a Party, on the terms and conditions set forth herein;

WHEREAS, effective immediately prior to the closing of the initial public offering of the common units of Chesapeake Midstream Partners, L.P. (the “MLP” and such time, the “Effective Time”), the Company will become a wholly-owned subsidiary of the MLP and the MLP’s business and operations will thereafter be conducted and managed by the General Partner;

WHEREAS, the Parties desire that the Company’s rights and obligations under this Agreement be transferred to and assumed by the General Partner from and after the Effective Time;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CHK, Buyer A, Buyer B, Buyer C, the General Partner, and for the limited purpose described in Section 4.15 below, the Company hereby agree as follows, effective as of the Effective Time:

ARTICLE I.

SERVICES

1.1 Services. From the period of time commencing on September 30, 2009 until the Effective Time, CHK directed and caused Executive to serve as the President of the Company. For the period of time commencing on the Effective Time and ending upon the resignation or termination of employment or services, as the case may be, of Executive with CHK or the General Partner or such other date on which this Agreement is terminated in accordance with Article III hereof, CHK shall direct and cause Executive to serve as the Chief Executive Officer of the General Partner. The “Term” of this Agreement began on September 30, 2009 and shall continue until terminated as described in the preceding sentence. During the Term, from and after the Effective Time, Executive will remain at all times an employee of CHK but, in addition, will also be a joint employee of the General Partner and, with respect to Executive’s services as Chief Executive Officer of the General Partner, shall at all times during the Term, work solely under the direction, supervision and control of the board of directors of the General Partner. The board of directors of the General Partner shall be ultimately and fully responsible for the Executive’s assignments with respect to the Executive’s services performed for the General Partner. Subject to Section 3.1, during the Term, CHK will not have the right to terminate the services of Executive to the General Partner or otherwise exercise direction, supervision or control over Executive while Executive is performing services on behalf of the General Partner. CHK acknowledges and agrees that CHK’s obligation to cause Executive to serve as Chief Executive Officer of the General Partner, and Executive’s service in such capacity, shall not be affected by any change in the services provided by Executive to CHK and its affiliates including, without limitation, in the event that Executive ceases to hold a position with CHK but continues to provide services to Chesapeake Midstream Development, L.P. (“CMD”). Notwithstanding anything contained herein, nothing in this Agreement shall in any way be deemed to limit Executive’s duties to the General Partner as an officer thereof. The General Partner shall defend, hold harmless and indemnify CHK against any and all losses, costs, claims and expenses, other than Excluded Costs (as defined below), resulting from any act or omission of Executive to the extent arising from or related to services provided by Executive to the General Partner, the MLP or the Company, and CHK shall defend, hold harmless and indemnify the General Partner, the MLP and the Company against any and all losses, costs, claims and expenses resulting from any act or omission of Executive to the extent arising from or related to services provided by Executive to CHK or CMD.

1.2 CHK Benefit Plans. None of Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company (“CMV”), the General Partner, the MLP or any of their subsidiaries shall be a participating employer in any employee benefit plan, policy or arrangement of CHK or any of its subsidiaries or affiliates other than CMV, the General Partner, the MLP and their subsidiaries (a “CHK Benefit Plan”). Subject to the General Partner’s reimbursement obligations hereunder, CHK and its affiliates (other than CMV, the General Partner, the MLP and their subsidiaries) shall remain solely responsible for all obligations and liabilities arising under the express terms of the CHK Benefit Plans, and none of CMV, the General Partner, the MLP or any of their subsidiaries shall assume any CHK Benefit Plan or have any obligations or liabilities arising under the express terms of the CHK Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

1.3 Payment Obligations. With respect to Executive, the Parties acknowledge and agree that CHK agrees to pay all direct and indirect costs associated with Executive’s employment, but that the General Partner shall be responsible for reimbursing CHK for certain costs to the extent set forth in Article II below. Subject to the General Partner’s responsibility to so reimburse CHK, CHK agrees to indemnify and hold the General Partner harmless from any and all Losses (as defined below) incurred by the General Partner related to CHK’s failure to carry out its duties for the payment of such costs as set forth above, except to the extent that such Losses arise solely out of or result solely from the gross negligence or willful misconduct of the General Partner.

ARTICLE II.

REIMBURSEMENT

2.1 Reimbursable Amounts. In consideration of CHK’s agreement to share Executive’s services with the General Partner, subject to Sections 2.2, and 2.4 below, the General Partner shall reimburse CHK for a percentage of the following costs and expenses incurred by CHK or its affiliates (other than CMV, the General Partner, the MLP and their subsidiaries) (each, a “Chesapeake Entity” and collectively, the “Chesapeake Entities”), as applicable, in connection with Executive’s employment for each calendar month during the Term. Such reimbursement percentage for a given month shall be equal to the GP Reimbursement Percentage (as defined below) for such month (or, in the case of Sections 2.1.3, 2.1.5, and 2.1.14 only, 100%).

2.1.1 base salary and cash bonuses as set forth in the Employment Agreement (including payroll and withholding taxes associated therewith), provided, that, except as otherwise agreed by GIP, the General Partner shall not be obligated to reimburse CHK for any discretionary base salary increases or cash bonus amounts paid by CHK in excess of the amounts set forth in the Employment Agreement as in effect on September 30, 2009; and provided, further, that the amount of Executive’s 2009 annual bonus that is subject to reimbursement under this Section 2.1 shall be equal to a pro rata portion of such annual bonus reflecting the period commencing on July 1, 2009 and ending on December 31, 2009;

2.1.2 the grant of any restricted stock pursuant to the Employment Agreement during the Term provided, that, except as otherwise agreed by GIP, the General Partner shall not be obligated to reimburse CHK for any discretionary restricted stock grants made during the Term in excess of the grant amounts set forth in the Employment Agreement as in effect on September 30, 2009. The costs and expense calculated with respect to the grant of each share of restricted stock shall be equal to the per share closing trading price of CHK’s common stock on the date of grant, as reported by the New York Stock Exchange, provided that, if the date of grant is not a trading day, the applicable per share closing trading price shall be the per share closing trading price on the trading day immediately preceding the date of grant. With respect to any grant of restricted stock for which reimbursement was paid by the General Partner pursuant to this Section 2.1, in the event that all or any portion of such grant is ultimately forfeited, promptly following the forfeiture, CHK shall provide the General Partner with a credit towards Reimbursable Amounts (if during the Term) or a cash payment (if following the Term at a time when no further reimbursements under this Agreement are owed to CHK by the General Partner) for each such forfeited share in an amount equal to the per share amount included in a reimbursement paid by the General Partner pursuant to this Section 2.1 in respect of such share;

2.1.3 amounts paid pursuant to awards made to Executive under the MICP, as described in Section 2.3, to the extent such payments are paid in cash by a Chesapeake Entity or, if paid in Units (as defined in the MICP), to the extent of the Chesapeake Entity’s out-of-pocket costs in acquiring such Units (which, for the avoidance of doubt, (i) shall include any awards granted during the period in which the Executive is performing services for the General Partner (the “Shared Services Period”) but paid after such period, and (ii) shall not include the cost of any income tax or other tax liabilities of the Chesapeake Entities with respect to the acquisition or payment of Units) (“MICP Payments”);

2.1.4 401(k) plan administration costs, any cash expense for matching 401(k) contributions made by CHK, any deferred compensation plan administration costs and any cash expense for deferred compensation plan matching contributions made by CHK pursuant to the terms of the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan and the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan; provided, however, that if matching 401(k) contributions and/or matching deferred compensation contributions are made by means of a contribution of either newly-issued or treasury shares of common stock of CHK, the costs and expenses calculated with respect to each such share contributed shall be equal to the Chesapeake Trading Price (as defined below) on the date of the applicable contribution;

2.1.5 travel requested by and on behalf of the General Partner;

2.1.6 cash or premiums paid, or expenses incurred, with respect to vacation, sick leave, short term disability benefits and personal leave;

2.1.7 medical, dental and prescription drug coverage (“Medical Coverage”);

2.1.8 flexible benefits plan, including medical care and dependent care expense reimbursement programs;

2.1.9 disability insurance;

2.1.10 workers’ compensation benefits;

2.1.11 life insurance and accidental death and dismemberment insurance;

2.1.12 any other employee benefit customarily provided to all employees by CHK for which CHK incurs costs;

2.1.13 all sporting event tickets furnished to Executive in a manner consistent with CHK’s practice of furnishing such tickets to its executive employees other than Executive. The costs and expenses calculated with respect to the provision of all sporting event tickets to Executive shall be equal to the actual cost incurred based on an arms length and non-discriminatory agreement between the Chesapeake Entities and the General Partner; provided that the amount of any costs and expenses reimbursable by the General Partner under this Agreement and any other agreement (including, without limitation, the Employee Secondment Agreement and the Services Agreement, each as defined in the MLP Agreement) with respect to the provision of sporting event tickets shall not exceed $200,000 per annum in the aggregate. Notwithstanding Section 2.4 below, the costs and expenses of providing all sporting event tickets to Executive shall be reimbursed by the General Partner on an annual basis (as opposed to a monthly basis); and

2.1.14 any sales taxes imposed upon the provision of any taxable services provided by Executive to the General Partner under this Agreement (provided, that the Parties contemplate that the services provided by Executive to the General Partner under this Agreement are not taxable services for sales and use tax purposes).

For purposes of this Agreement, (i) prior to the Effective Time, “GP Reimbursement Percentage” shall mean 50%, and from and after the Effective Time, “GP Reimbursement Percentage” shall mean, with respect to a given month, the percentage obtained by dividing (x) the aggregate number of hours or partial hours worked by the Executive performing services for the General Partner during such month, by (y) the aggregate number of hours or partial hours worked by the Executive performing services for the General Partner during such month plus the aggregate number of hours or partial hours worked by the Executive performing services for the Chesapeake Entities during such month, (ii) “Chesapeake Entities” shall mean CHK, Chesapeake Management and their affiliates (other than CMV, the General Partner, the MLP and their subsidiaries), and (iii) “Chesapeake Trading Price” on an applicable date shall be the per share closing trading price of a share of CHK common stock on such date, as listed by the New York Stock Exchange provided, that, if the applicable date is not a trading day, the applicable per share closing trading price shall be the per share closing trading price on the trading day immediately preceding the applicable date.

The costs and expenses described in Section 2.1.1 through 2.1.14 above are referred to as “Reimbursable Amounts.” Where it is not reasonably practicable to determine the amount of such a cost or expense, the General Partner and CHK shall mutually agree on the method of determining or estimating such cost or expense.

With respect to Medical Coverage, CHK shall maintain or participate in a stop loss insurance policy at a threshold coverage level of no more than $250,000, applicable on a per covered individual basis and, in the event that Executive’s claims trigger reimbursement under such stop loss insurance policy with respect to claims incurred during the Term, the full amount of such reimbursement will be provided to the General Partner. The cost of maintaining such stop loss insurance coverage with respect to Executive and Executive’s covered dependents shall be included in the Reimbursable Amounts.

2.2 Excluded Costs. Except as expressly provided in Section 2.1, all costs and expenses with respect to Executive which are incurred by CHK or which arise out of or relate to the Employment Agreement or any employee benefits or compensation plan, program or arrangement of CHK or its affiliates shall be solely the responsibility of CHK, and none of CMV, the General Partner, the MLP or any of their subsidiaries will have any reimbursement obligation or other liability or obligation with respect to such costs and expenses (the “Excluded Costs”). The Excluded Costs shall include, without limitation, (a) any and all severance or termination payments and benefits and any other Losses incurred in connection with or arising out of the termination of Executive’s employment (whether actual or constructive) with CHK or its affiliates or the termination of Executive’s services with the General Partner, (b) any and all payments (including any acceleration of vesting) made to Executive by CHK in connection with a change of control of CHK or its affiliates, (c) any and all restricted stock or other equity awards granted prior to or following the expiration of the Term, and (d) any and all perquisites, including, without limitation, country club or other membership dues and fees, reimbursement of legal fees and personal use of aircraft owned, leased or chartered by CHK. CHK will indemnify, defend and hold harmless CMV, the General Partner, the MLP, the Company and their respective subsidiaries, directors, officers and employees against any and all costs, expenses (including reasonable attorneys’ fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards for the Excluded Costs or arising out of or in any way relating to the Excluded Costs (each, a “Loss” and collectively, the “Losses”).

2.3 Management Incentive Compensation Plan. Chesapeake Midstream Management, L.L.C., a Delaware Limited Liability Company (“CMM”) has established the Chesapeake Midstream Management Incentive Compensation Plan (the “MICP”) as an incentive compensation arrangement designed to promote the development and growth of the MLP. On the earlier to occur of the first anniversary of the Original Effective Date or the closing of the initial public offering of the MLP’s common units, CHK and GIP shall consider and mutually determine whether and to what extent Executive will participate in the MICP. Any such participation by Executive shall be in lieu of awards of CHK restricted stock provided for under the Employment Agreement which have not theretofore been granted. The General Partner shall reimburse CHK for 100% of the amounts actually paid by CMM under the MICP with respect to any awards granted to Executive thereunder during the Shared Services Period (regardless of whether such award is actually paid during or after such period) or the amounts actually paid by any Chesapeake Entity that becomes the “Plan Sponsor” of the MICP (as defined in the MICP); provided, however, that in the event that the Executive ceases to perform services for the General Partner but thereafter remains employed by a Chesapeake Entity, the amount of the MICP Payments reimbursable by the General Partner hereunder shall not exceed the amount of such MICP Payments that were actually paid to the Executive and to the extent provided hereunder but multiplied by a fraction the numerator of which equals the number of days in the Shared Services Period and the denominator of which equals the number of days in the Shared Services Period plus the number of days of the Executive’s employment with a Chesapeake Entity after the Shared Services Period through the applicable payment date under the MICP. The reimbursement obligation described in this Section 2.3 shall cease with respect to any MICP Payments not yet made to Executive if and to the extent that CMM’s or such Affiliate’s obligations under the MICP with respect to the Executive (or with respect to the MICP as a whole) are transferred to CMV, the MLP, the General Partner or any of their subsidiaries.

2.4 Monthly Statement. Within forty-five (45) days after the end of each calendar month during the Term, CHK will send an itemized invoice (in a form mutually agreed upon by the General Partner and CHK) to the General Partner detailing the Reimbursable Amounts attributable to the General Partner and the GP Reimbursement Percentage for such calendar month (the “Monthly Statement”). From and after the Effective Time, CHK shall cause Executive to (i) use commercially reasonable efforts to keep and maintain books and records reflecting the time spent by Executive performing services for the General Partner and the time spent by Executive performing services for CHK, and (ii) prepare a time allocation statement each month reflecting such allocation. Each Party will have the right from time to time upon its reasonable request to audit such books and records maintained by Executive. The General Partner will pay to CHK the full Reimbursable Amounts within thirty (30) days after the General Partner’s receipt of the Monthly Statement to the extent that the amounts therein are not disputed by the General Partner pursuant to the dispute resolution procedures provided for in that certain Amended and Restated Services Agreement, effective as of the Effective Time of the initial public offering of the common units of the MLP, by and among Chesapeake Midstream Management, L.L.C., Chesapeake Operating, Inc., Chesapeake Midstream GP, L.L.C., Chesapeake Midstream Partners, L.P., and Chesapeake MLP Operating, L.L.C. (the “Dispute Mechanism”). With respect to any disputed amounts that are determined to be owing to CHK through the Dispute Mechanism, such amounts will be paid within 10 days of such determination or at such earlier or later time as provided in the Dispute Mechanism. Any portion of the Reimbursable Amounts that is not included in the Monthly Statement for the calendar month in which those expenses were incurred shall be included in a subsequent Monthly Statement. CHK shall use its reasonable efforts to timely bill all such expenses.

2.5 Compensation Increases. CHK shall not, without the express written consent of the General Partner, amend the Employment Agreement, or otherwise take or cause to be taken any action, to increase or enhance Executive’s base salary, cash bonus, equity compensation or any other compensation or benefit which is or could become reimbursable by the General Partner under this Agreement. In the event that CHK enters into such an amendment or takes or causes to be taken any such action without the General Partner’s express written consent, then all Reimbursable Amounts hereunder shall be calculated using compensation and employee benefits levels as in effect immediately prior to such amendment or action. In addition, CHK shall not, without the express written consent of GIP, amend the Employment Agreement, or otherwise take or cause to be taken any action, to increase or enhance Executive’s base salary, cash bonus, equity compensation or any other compensation or benefit for services performed by Executive with respect to CMD (whether or not reimbursable by the General Partner under this Agreement).

2.6 Records. CHK will prepare, maintain, and retain complete and accurate books and records regarding the calculation of the Reimbursable Amounts for the longer of the period required by generally accepted accounting principles or applicable law.

2.7 Audits. The General Partner will have the right, upon reasonable notice, and at all reasonable times during CHK’s usual business hours, to audit, examine, and make copies at the General Partner’s sole expense of the books and records prepared by CHK in accordance with Section 2.6. CHK will review and respond in a timely manner to any claims or inquiries made by the General Partner regarding matters revealed by any such examination or audit.

2.8 Performance Review. CHK and GIP shall review Executive’s performance at least semi-annually in accordance with CHK’s performance review cycle generally applicable to executives of CHK, and, in connection therewith, shall consider whether discretionary increases to Executive’s base salary, annual bonus and equity-awards are appropriate. Notwithstanding the foregoing, any such increases shall be in the sole discretion of CHK and GIP (as mutually determined) and the Parties shall have no obligation to provide any such increases.

ARTICLE III.

TERMINATION

3.1 General. The Parties may terminate this Agreement as follows: (i) by mutual agreement; (ii) by General Partner for any reason on 30 days prior written notice to CHK; or (iii) subject to Section 3.2 below, by the non-breaching Party in the event of a material breach of this Agreement by the other Party. This Agreement shall automatically terminate without further action by any Party in the event of a termination or resignation of Executive’s employment with CHK and its affiliates for any reason or at such time as Executive’s employment is transferred to the General Partner on a full time basis and Executive ceases to provide services to CHK. In the event of any termination of this Agreement which does not involve Executive’s continued employment with the General Partner (including, without limitation, by reason of a unilateral determination by GIP or mutual agreement of GIP and CHK that Executive shall no longer provide services to the General Partner), Executive shall thereupon cease to serve as an employee or officer of the General Partner, and Executive’s employment shall revert exclusively to the CHK Entities.

3.2 Termination for Material Breach. If either Party defaults by the failure to comply in all material respects with the terms of this Agreement, the other Party may terminate this Agreement by giving at least 30 days prior written notice to the defaulting Party, specifying in reasonable detail the nature of the default, unless the defaulting Party remedies the default within the 30 day period. This provision will not constitute an election of remedies by either Party, and each Party will have and retain all rights and remedies that may be available at law or in equity in the event of breach or default by the other Party.

3.3 Effect of Termination. All rights and obligations under this Agreement will cease as between such Parties as of the date on which this Agreement is terminated, except for (i) obligations and rights that expressly survive the termination of this Agreement, (ii) rights, liabilities, and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (iii) the obligation to pay any portion of the Reimbursable Amounts that has accrued prior to such termination, even if such portion has not become due and payable at that time. Notwithstanding any other provision of this Agreement to the contrary, the termination of this Agreement in accordance with this Article or otherwise shall not impair, impede or otherwise adversely affect any right, claim or cause of action that a Party may have arising prior to or as a result of that termination including, without limitation, the right to obtain and receive any payment.

ARTICLE IV.

MISCELLANEOUS

4.1 No Third-Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that CMV, each entity comprising the Chesapeake Entities and each of the MLP and its Subsidiaries (the “MLP Group”), as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as set forth in this Section 4.1, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of a Chesapeake Entity, or the MLP Group or other person or entity (including Executive or other employee or service provider of any Party or any affiliate thereof) shall have the right, separate and apart from the Parties, the Chesapeake Entities, CMV and the members of the MLP Group, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

4.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

4.3 Counterparts. This Agreement may be signed in any number of counterparts, which taken together shall constitute one and the same instrument, and each of which shall be considered an original for all purposes.

4.4 Expenses. Each Party will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

4.5 Modification. This Agreement may not be altered or modified except by an instrument in writing signed by all the Parties.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware except that the Parties recognize that to the extent that any term of this Agreement must be interpreted in light of the law of the state in which Executive is employed, those terms shall be interpreted accordingly.

4.7 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any person or entity in the performance by such person or entity of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such person or entity of the same or any other obligations of such person or entity hereunder. Failure on the part of a Party to complain of any act of any person or entity or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

4.8 Headings and Titles. The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement. All references made in this Agreement to a Section or an Article refers to the applicable Section or Article in this Agreement, unless the context clearly indicates otherwise.

4.9 Severability. If any provision of this Agreement, or the application of any provision of this Agreement to any Party or circumstance, shall be determined by any arbitrator or court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Party or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and enforced to the fullest extent permitted by applicable law.

4.10 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt, if sent by telecopier, addressed as follows:

If to CHK:

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attn: Nick Dell’Osso

Fax: (405) 849-6125

If to the General Partner:

Chesapeake Midstream GP, L.L.C.

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Dave Shiels

Fax: (405) 849-6224

If to the Company:

Chesapeake MLP Operating, L.L.C.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Dave Shiels

Fax: (405) 849-6224

With a copy to GIP, addressed as set forth in this Section 4.10

If to GIP:

Global Infrastructure Partners

12 East 49th Street

38th Floor

New York City, NY 10017

Attn: Salim Samaha

Fax: (646) 282-1599

With a copy to:

Global Infrastructure Management UK Limited

Cardinal Place, 80 Victoria Street

London SW1E 5JL

United Kingdom

Attn: Joseph Blum

Fax: +44 207 798 0530

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York City, NY 10022

Attn: Edward Sonnenschein

Fax: (212) 751-4864

A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 4.10.

4.11 No Recourse. No Party hereto nor any affiliate of a Party hereto shall assert or threaten, and each Party hereto hereby waives, and shall cause such affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable law, against any person or entity that is not a Party hereto (or a successor to a Party hereto) relating to this Agreement. Without limiting the foregoing, and notwithstanding any other provision of this Agreement to the contrary, this Agreement may be enforced only against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future affiliate of any party hereto, or any director, manager, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney or representative of any such party or affiliate

(including any person or entity negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

4.12 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

4.13 Signatories Duly Authorized. Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

4.14 Agreement. This Agreement, together with the other Transaction Documents (which means (i) the documents set forth in the definition of “Transaction Documents” in the First Amended and Restated Agreement of Limited Partnership of Chesapeake Midstream Partners, L.P., a Delaware limited partnership, dated as of the date hereof, as such agreement is in effect on such date (the “MLP Agreement”), (ii) the Amended and Restated Limited Liability Company Agreement of CMV, dated as of August 3, 2010, by and among Chesapeake Midstream Holdings, L.L.C. (“Midstream Holdings”), the Buyers and CMV, (iii) the Purchase Agreement, dated as of September 24, 2009, by and among Midstream Holdings, CMD, CHK and the Buyers, as amended by the Agreement and Amendment to the Purchase Agreement, dated as of August 3, 2010, by and among Midstream Holdings, CMD, CHK, CMV and the Buyers, and (iv) the Voting Agreement, dated as of August 3, 2010, by and among the Buyers, Midstream Holdings and CHK, in each case as may be amended, supplemented or restated from time to time), constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby or in the other Transaction Documents, whether oral or written. Without limiting the foregoing, each of the Parties acknowledges and agrees that (i) this Agreement is being executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the performance of this Agreement and the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (iii) the Parties would not have been willing to enter into this Agreement in the absence of the entrance into, performance of, and the economic interdependence of, the Transaction Documents, (iv) the execution and delivery of this Agreement and the other Transaction Documents and the rights and obligations of the Parties hereto and thereto are interrelated and part of an integrated transaction effected pursuant to the terms of this Agreement and the other Transaction Documents, (v) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by this Agreement and the other Transaction Documents are necessary elements of one and the same overall and integrated transaction, (vi) the transactions contemplated by this Agreement and by the other Transaction Documents are economically interdependent and (vii) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 4.14 prior to any assignment or transfer of this Agreement, by operation of law or otherwise.

4.15 Role of the Company From and After the Effective Time. CHK and the Company hereby acknowledge and agree that, from and after the Effective Time, the General Partner shall succeed to and assume all of the Company’s rights and obligations under this Agreement as in effect on the Original Execution Date, and as reflected in this amendment and restatement of this Agreement. The Company is a Party to this Agreement solely for purposes of acknowledging the transfer of its rights and obligations in accordance with this Agreement but, from and after the Effective Time, the Company shall have no rights (except as otherwise provided in Sections 1.1, 2.2 and 4.1) or obligations under this Agreement and it shall not be considered a Party to this Agreement for any other purpose.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice-President, Treasurer and Corporate Secretary

Signature Page to Amended and Restated Shared Services Agreement

GIP-A HOLDING (CHK), L.P.

By:	GIP-A Holding (CHK) GP, LLC, its general
partner

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	Secretary

GIP-B HOLDING (CHK), L.P.

By:	GIP-B Holding (CHK) GP, LLC, its general partner

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	Secretary

GIP-C HOLDING (CHK), L.P.

By:	GIP-C Holding (CHK) GP, LLC, its general partner

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	Secretary

Signature Page to Amended and Restated Shared Services Agreement

CHESAPEAKE MIDSTREAM GP, L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chief Executive Officer

EXECUTED by Chesapeake MLP Operating, L.L.C. for the limited purposes provided in Section 4.15.

CHESAPEAKE MLP OPERATING, L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chief Executive Officer

Signature Page to Amended and Restated Shared Services Agreement